Exhibit 10.1

333 Texas Street, Suite 1375 Shreveport, Louisiana 71101-5319 (318) 429-1375 Fax (318) 429-2296

Walter G. Goodrich Vice-Chairman of the Board Chief Executive Officer	808 Travis, Suite 1320 Houston, Texas 77002 (713) 780-9494 Fax (713) 780-9254

May 8, 2006

Mr. D. Hughes Watler, Jr.

C/o Goodrich Petroleum Corporation 808 Travis, Suite 1320

Houston, Texas 77002

Re:	Separation of Employment Package

Dear Hughes,

This will confirm that Goodrich Petroleum Corporation and Goodrich Petroleum Company, L.L.C. (collectively the “Company”) is agreeable to offering you a special separation package in connection with the cessation of your employment. If you sign this letter, the package as set forth below would be in lieu of, and completely supersede, any other payments and all other terms for which you may be entitled to in connection with employment at the Company. Set forth below are the terms of the package which the Company is offering you:

1. Termination Date: Your termination date will be May 8, 2006, and you will continue to receive your current salary and benefits through May 8, 2006. You agree that no compensation, benefits or any other payments or obligations shall be owed by the Company to you and that the Company’s sole remaining obligations to you are set forth in this letter. The cessation of your employment relationship would be designated as a resignation, and you and the Company would mutually agree upon a statement to be disclosed to the public to that effect. Upon your termination, you shall be deemed to have relinquished all your corporate officer positions.

2. Final Paycheck/Company Property. You will receive your final paycheck on May 8, 2006, which will include all current unpaid salary and accrued vacation pay through May 8, 2006. You will return all Company property and documents in your possession. Also, on or before May 8, 2006, you will submit a final expense report, and you will not be reimbursed for any expenses incurred by you after that date.

3. Severance Payment Upon Termination. The Company will pay severance pay equal to six (6) months of your base salary. The severance will be paid out as pay continuation beginning in May 2006 through October 2006. In addition, you will be eligible to continue to participate in the Company’s employee benefits programs, including health, dental, etc.until the final severance payment is made at the end of October 2006. The severance payments are subject to regular and state payroll taxes.

4. Stock Options and Restricted Stock. During the term of your employment with the Company, you were granted stock options to purchase shares of the Company’s common stock, as well as granted shares of restricted stock. Such grants were made pursuant and subject to the terms and conditions of the “1995 Stock Option Plan”, any approved amendments to the 1995 Plan and “2006 Long Term Incentive Plan”, which is expected to be approved at the Annual Meeting of the shareholders of Goodrich Petroleum Corporation in May 2006 (as adopted by Goodrich Petroleum Corporation). A copy(s) of these Plans has been previously provided to you and are included with this agreement as Exhibit “A”. As part of this agreement and as of the date of termination, the Company agrees to accelerate the vesting on your stock options and restricted stock as shown on Exhibit B. The acceleration of the vesting shall be made pursuant to the appropriate Plan, including 2,916 shares of restricted stock granted in 2004, as well as 10,000 stock options granted in 2004. A schedule showing the shares and options which will be subject to the accelerated vesting, including the grant amounts, grant year and grant and option pricing is attached hereto as Exhibit “B”. All other shares of Restricted Stock or Stock Options which have previously been granted to you but, have not yet vested and are not included in Exhibit B under “Shares to be Vested” will expire immediately. These stock options shall be exercisable only for the period of time as specified in, and pursuant to the terms and conditions of, the respective Plans. Unvested options shall terminate in accordance with the Plans. You acknowledge and agree that except as set forth in this Paragraph and except for shares of common stock owned of record or beneficially as previously reported to the SEC, you are not entitled to, nor shall you make any claim for, any other equity interest in the Company of any type whatsoever, including but not limited to, any other stock option, any shares of any class or series of capital stock in Company, or any security of the Company.

5. No Other Payments or Benefits. Except as set forth above in this letter and except for the continuation of health insurance benefits through October 31, 2006, all compensation and benefits (including but not limited to, vacation pay, incentive bonus, automobile allowance, and reimbursement of expenses) from the Company will cease effective May 8, 2006. However, nothing in this agreement or the release below shall constitute a waiver of any benefits which are already vested and entitled as of May 8, 2006 and you shall remain fully entitled to any and all such benefits in accordance with the terms of the applicable plan. Also, nothing in this agreement shall constitute a waiver of any right you may have to file for unemployment benefits.

6. Waiver and Release. You agree to waive and release the Company, and each of its affiliated or related entities, parent or subsidiary corporations, predecessors or successors, shareholders, directors, officers, employees, attorneys or agents, from all known and unknown claims, agreements or complaints of any nature whatsoever including, but not limited to, any claim arising out of your employment or its termination, any agreement between you and the Company, or any federal, state or governmental statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act, the Age Discrimination in Employment Act, the Americans With Disabilities Act, and any other applicable laws of the State of Texas or the United States. As a further condition to your receiving this package, you agree that on or about May 8, 2006, you will execute the Waiver and Release form attached hereto as Exhibit “C”.

7. Covenant Not to Disclose, Etc., Obligations. From the date this agreement is signed through November 30, 2006, you agree to fully comply with the following confidentiality, no disparagement, and covenant not to disclose provisions:

(a) You acknowledge and agree that (i) by reason of your position with the Company, you have been given access to information, designs, plans, computer software and programs, trade secrets, customer lists, marketing plans, strategies, policies and procedures, as well as other confidential materials and information; and (ii) the foregoing constitute trade secrets and/or confidential, proprietary information respecting the business operations of the Company. As such, you agree not to, directly or indirectly, disclose to any third party or use for the benefit of anyone other than the Company, or use for your own benefit or purposes, any such confidential, proprietary information without the prior written approval of the Company’s Chairman of the Board or Chief Executive Officer. You agree to return all documents and writings of any kind, including both originals and copies, whether developed by you or others, within your custody, possession or control, which contain any non-public information which in any way relates or refers to the Company or Goodrich Petroleum Corporation and its subsidiaries.

(b) You agree not to make any disparaging comments about the Company, Goodrich Petroleum Corporation and its subsidiaries, or its/their officers or directors to any person inside or outside the Company, including but not limited to, current and former employees.

8. Assistance in Legal Actions and Section 409A Compliance.

(a) In the event the Company is or becomes involved in any legal action relating to events which occurred while you were rendering services to the Company or about which you possess any information, you agree to assist, subject to your “reasonable availability”, in the preparation, prosecution or defense of any case involving the Company, including without limitation, executing truthful declarations or documents or providing information requested by the Company and attending and/or testifying truthfully at deposition or at trial without the necessity of a subpoena or compensation. All reasonable travel expenses incurred by you in rendering such assistance will be reimbursed by the Company.

(b) This agreement is intended to be consistent with the provisions of Section 409A of the Internal Revenue Code. On the date of this agreement, the Internal Revenue Service continues to issue guidance on such Section. The parties agree to make such changes to this agreement as may be subsequently required to conform it to such Section and to avoid any adverse tax consequences to either party pursuant to such Section.

9. Agreement Effective Notwithstanding Subsequent Discovery of Different Information. Both you and the Company acknowledge and agree that either party may hereafter discover facts different from or in addition to those now known or believed to be true with respect to the claims, suits, rights, actions, complaints, agreements, contracts, causes of action, and liabilities of any nature whatsoever that are the subject of the release set forth in this letter, and both you and the Company expressly agree that this letter shall be and remain effective in all respects regardless of such additional or different facts.

10. No Admission of Liability/Confidentiality. Nothing contained in this letter, or the fact that either you or the Company has signed this letter, shall be considered an admission of any liability or wrongdoing whatsoever by you or the Company. Should any portion of this letter be declared void or unenforceable, such portion shall be considered severable from the remainder, the validity of which shall remain unaffected. You agree that you will keep the terms and separation payments and benefits of this agreement strictly confidential, and that you will only disclose such information to your attorney, accountant, immediate family, or tax advisors.

11. Entire Agreement/Arbitration. This letter contains the entire agreement between you and the Company regarding these issues, and no modification to this letter shall be valid unless set forth in writing and signed by both you and me. Any dispute regarding the terms of this letter or any aspect of your employment or its termination shall be settled by final and binding arbitration in Harris County, Texas, in accordance with the American Arbitration Association’s National Rules for the Resolution of Employment Disputes, as the exclusive remedy for resolving such dispute.

12. Review Period. So that you can review this agreement as you deem appropriate, the Company also advises you as follows: (i) this agreement does not waive rights or claims that may arise after it is executed by you; (ii) you have twenty-one (21) days to consider this agreement and whether you will enter into it; (iii) you should consult with an attorney if you desire before executing this agreement; and (iv) at any time within seven (7) days after executing this agreement, you may revoke this agreement.

If the terms of the separation package as set forth above are acceptable to you, please date and sign this letter below, and then return the signed original to me. If you have any questions regarding the separation package, or any aspect of your employment, do not hesitate to contact me personally.

Sincerely,

/s/ Walter G. Goodrich
Walter G. Goodrich
Vice-Chairman & CEO

ACCEPTED AND AGREED:		Goodrich Petroleum Corporation and
Goodrich Petroleum Company, L.L.C.

By:	/s/ D. Hughes Watler, Jr.	By:	/s/ Walter G. Goodrich
	D. Hughes Watler, Jr.		Walter G. Goodrich
Vice-Chairman & CEO

Dated: May 8, 2006		Dated: May 8, 2006

GOODRICH PETROLEUM CORPORATION

AMENDMENT TO RESTRICTED STOCK AND STOCK OPTION AGREEMENTS

THIS AMENDMENT TO RESTRICTED STOCK AND STOCK OPTION AGREEMENTS is dated the 8th day of May, 2006, by and between Goodrich Petroleum Corporation, a Delaware corporation (the “Company”), and D. Hughes Watler, Jr. (the “Grantee”);

WHEREAS, the Company and Grantee have entered into Restricted Stock and Stock Option Agreement (collectively, the “Agreements”) pursuant to the provisions of the Company’s 1995 Stock Option Plan and the 2006 Long Term Incentive Plan (collectively, the “Plans”);

WHEREAS, the Company and Grantee believe that it is in their respective best interests to amend the Agreement as hereinafter set forth;

NOW, THEREFORE, it is hereby agreed:

1. Amendment to Vesting Schedule. The installment of the vesting schedule for 2,916 shares of restricted stock due to vest on February 4, 2007 is hereby amended to provide that such 2,916 shares shall become vested on May 31, 2006 and 10,000 stock options due to vest on December 21, 2006 at an option price of $16.46 per share shall become vested on May 31, 2006.

2. Counterparts. This Amendment may be entered into in one or more counterparts, all of which shall be considered one and the same instrument, and it shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

3. Continuing Effect of Agreement. Except as herein amended, the Agreement shall remain in full force and effect.

4. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Texas.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement.

GOODRICHPETROLEUM ORPORATION.

By:	/s/ Walter G. Goodrich
Walter G. Goodrich
Vice-Chairman and Chief Executive Officer

GRANTEE

/s/ D. Hughes Watler,
D. Hughes Watler, Jr.

Exhibit “A”

EXHIBIT “B”

Restricted Stock (“RS”) and Stock Options (“SO”)

Restricted Stock Grants	Grant Date	Shares	“Shares to be Vested”	Grant/Option Price
2004 Grants	2/4/04	8,750 Shares	2,916 Shares	$6.90/share

2005 Grants	3/29/05	4,000 Shares	0	$19.78/share

Stock Option Grants
2004 Grants		30,000 Options	10,000 Options	$16.46/share

2006 Grants		45,000 Options	0	$23.39/share

Exhibit “B”

EXHIBIT “C”

Waiver and Release

For full and valuable consideration, D. Hughes Watler, Jr. (“Watler”) hereby agrees to the following waiver and release provision relating to Watler’s employment with Goodrich Petroleum Corporation and Goodrich Petroleum Company, L.L.C. (collectively the “Company”):

Watler agrees to waive and release the Company, and each of its affiliated or related entities, parent or subsidiary corporations, predecessors or successors, shareholders, directors, officers, employees, attorneys or agents, from all known and unknown claims, agreements or complaints of any nature whatsoever including, but not limited to, any claim arising out of Watler’s employment or its termination, any agreement between Watler and the Company and any federal, state or governmental statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Employee Retirement Income Security Act, the Age Discrimination in Employment Act and the Americans With Disabilities Act does not waive or release any claim by Watler for unemployment benefits. This Waiver and Release includes a waiver of any rights Watler may have under Texas Civil Code, or any similar statute or law of any other state, regarding the waiver of unknown claims.

Dated: May 8, 2006	/s/ D. Hughes Watler, Jr.
D. Hughes Watler, Jr.

D. Hughes Watler, Jr.
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